For Immediate Release
For more information, contact:
James J. Burke
Standard Motor Products, Inc.
(718) 392-0200

Jennifer Tio
Maximum Marketing Services, Inc.
(312) 226-4111 x2449
Jennifer.tio@maxmarketing.com

Standard Motor Products, Inc. Announces
Common Stock Offering

New York, NY, October 27, 2009......Standard Motor Products, Inc. (NYSE: SMP), an automotive replacement parts manufacturer and distributor, announced today that it plans to offer 4,000,000 shares of its common stock in an underwritten registered public offering. In connection with this offering, the Company also intends to grant the underwriters a 30-day option to purchase up to 600,000 additional shares. Goldman, Sachs & Co. is serving as the sole book-runner, with BB&T Capital Markets as a co-manager for the offering.

The Company intends to use the net proceeds from the offering to repay a portion of its outstanding indebtedness under its revolving credit facility. The Company then intends to borrow funds from time to time under its revolving credit facility for general corporate purposes.

37-18 Northern Blvd., Long Island City, NY  11101
(718) 392-0200

The shares will be issued pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission. A preliminary prospectus supplement related to the offering will be filed with the Securities and Exchange Commission and will be available on the SEC’s website, http://www.sec.gov. Before you invest, you should read the preliminary prospectus supplement and the accompanying base prospectus for more complete information about the Company and the offering. Copies of the prospectus supplement and accompanying base prospectus related to this offering may be obtained from Goldman, Sachs & Co. via telephone: (866) 471-2526; facsimile: (212) 902-9316; email: prospectus-ny@ny.email.gs.com; or standard mail at Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, NY 10004.

This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.